EXHIBIT 11

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE
THREE MONTHS ENDED October 30, 1999




                                                                 Per Share
                                         Net Income     Shares     Amount
                                         ----------     ------     ------


         Basic Earnings Per Share:

         Income available to common
             shareholders                $1,525,978    7,786,004    $.20
                                         ----------    ---------    ====


         Effect of Dilutive Securities:

         Warrants                                         11,408

         Options                                         374,365
                                        -----------    ---------
         Diluted Earnings Per Share     $ 1,525,978    8,171,777    $.19
                                        ===========    =========    ====